Exhibit 99.3
JDA and i2 Frequently Asked Questions
Related to JDA Software Group, Inc.’s Pending Acquisition of
i2 Technologies, Inc.
On August 11, 2008, JDA® Software Group Inc. (NASDAQ: JDAS) and i2 Technologies Inc. (NASDAQ: ITWO) announced the signing of a definitive merger agreement for JDA to acquire i2, a leading global provider of supply chain software and solutions for an enterprise value of approximately $346 million in cash. The combined company creates one of the world’s strongest best-of-breed software solutions provider focused on the global supply chain for the manufacturing, wholesale distribution, retail and service industries.
The purpose of this document is to provide consistent, factual answers to Frequently Asked Questions related to the pending acquisition. JDA and i2 senior management have verified the information contained within this document.

Section	Topics Covered	Page
1	Vision for Acquisition and Expected Benefits	2

2	Transaction Terms	5

3	Initial Plans for the Combined Product Offering	6

4	Next Steps Until the Acquisition Closes	8

5	FAQs Specifically for Employees	8

6	Specific Communication Protocol Guidelines and Restrictions	13

7	Talking Points for External Questions	14

Appendix 1	Pre Acquisition Fact Sheet of JDA	17

Appendix 2	Pre Acquisition Fact Sheet of i2 Technologies	19

Appendix 3	Legal Legends	21
After you have read this FAQ, please note the additional language that at the end of the document regarding forward-looking statements and additional information that will be available in the future regarding the pending acquisition.

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FAQs: JDA’s Pending Acquisition of i2
Section 1: Vision for Acquisition and Expected Benefits
1. Why is JDA acquiring i2?
JDA believes that the pending acquisition of i2 solidifies its leadership position as one of the leading focused supply chain companies. This near-perfect match lines up with JDA Software’s strategic objectives to gain additional scale, expand the company’s strong leadership in supply chain solutions and extend its advanced optimization expertise across the global supply chain.

Subsequent to JDA’s previous acquisition of Manugistics in July 2006, JDA established its role as a market leader in the process manufacturing and transportation markets, adding to JDA’s position as a leading provider to the retail market. i2 has long been a leading provider of advanced planning and optimization solutions to the discrete manufacturing (electronics, high-tech, automotive, etc.) market as well as the transportation industry. Upon closing the deal, we believe no other supply chain solutions provider will be able to deliver a more comprehensive, end-to-end suite of solutions with as much expertise and innovation in the supply chain market.

In addition, i2’s transportation solutions will enhance JDA’s existing solutions by providing a SaaS offering for shippers and solutions that support 3PL’s, carriers and transportation procurement – areas that JDA does not support today.

i2 has predominantly been successful selling into the Tier 1 market. JDA has established a long and successful tradition of selling into both Tier 1 and Tier 2 markets. JDA expects to expand the sales of i2 products through the following:
•	Increased expertise selling in Tier 2

•	Increased market reach through a new, larger combined sales and marketing organization
This alignment translates into substantial synergies that will transform JDA’s earnings power over time and accelerate solution innovation in order for both companies’ more than 6,000 combined customers to increase the value of their software investments.

Today, over 130 customers worldwide have purchased both JDA and i2 solutions – approximately 40 in retail, over 90 in manufacturing and several in the services industries. The fact that these customers have already seen the value of each company’s respective solutions is clear proof that we are simply bringing together what the market needs.
2. How will JDA improve its competitive position by acquiring i2?
JDA will further extend its competitive position by creating a clearly differentiated company and vertically focused offering that we believe no other vendor can rival. The combined company will be able to:
•	Strengthen Market Position and Create New Value for its Customers. By further solidifying and expanding its leadership in the supply chain technology market, as well as growing its international presence, JDA will be a stronger, more competitive company. Going forward, JDA will establish a unique position as one of the market-leading, vertically focused supply chain solutions provider. JDA and i2 already have over 130 common customers who have seen significant value through the use of their respective

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FAQs: JDA’s Pending Acquisition of i2
solutions. Now JDA can take this same value proposition to the balance of the combined 6,000-strong customer base as well as the broader market.
•	Accelerate Solution Innovation. JDA and i2 have each created a reputation for innovation and thought leadership for manufacturers, wholesaler-distributors, transportation providers and retailers worldwide. By combining the resources and talents of the two companies, JDA expects to be able to accelerate this core competence to rapidly create new and better solutions for all customers. JDA’s historic leadership and solution success in the retail industries has expanded through successful acquisitions to also include wholesale distribution, process and consumer goods manufacturing, and services industries. i2 brings additional expertise in certain areas, including supplier relationship management, discrete manufacturing, transportation procurement and transportation modeling, and customer order management, as well as its agile business process platform and technical synergies.

•	Expand Its Expertise. By combining i2’s leadership in discrete manufacturing (electronics, high-tech, automotive, etc.) and transportation, and with JDA’s leadership in process manufacturing, wholesale distribution, retail and services industries, JDA expects to create the world’s first offering for solutions and expertise that link the extended enterprise. By more than doubling its implementation skill set, JDA will be able to better serve all customers, continuing to focus on innovation and supply chain optimization, and expanding its business process service consulting capabilities and managed services.

•	Provide Financial Leverage for Additional Economies of Scale. We believe the new combined company can achieve superior financial results through synergies and economies of scale with more market relevance and by becoming a more formidable Tier 1/Tier 2 solution provider.
3. How will JDA expand its product suite with the addition of i2 products?
JDA will offer a more comprehensive, end-to-end solution suite, that we believe is unmatched in the industry, that connects optimized, high-level strategy with efficient daily execution in real-time.

Retail: JDA’s strength in the fashion, specialty, general and mass merchandise and grocery markets will be complemented and enhanced by i2’s strong market presence in Customer Order Management and its innovative approach to retail solutions.

Transportation: JDA’s Transportation Management solutions will further leverage leading i2 solutions to focus on Shippers, 3PL and Carriers markets and leverage additional Transportation Modeling and Transportation Procurement capabilities. Additionally, i2’s SaaS-based TMS and managed service offerings provide additional go-to-market delivery models that expand JDA’s options to better serve the market.

Manufacturing: JDA’s manufacturing strength, in a large part a result of its successful acquisition of Manugistics, lies in consumer goods and process manufacturing, while i2 has an extensive reach into the discrete manufacturing markets including electronics, high-tech, automotive and industrial.

Cross-Industry: Through its Collaboration solutions JDA will increase its cross-industry market presence by leveraging i2’s Supplier Relationship Management solutions. JDA and i2

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FAQs: JDA’s Pending Acquisition of i2
offer compatible and complementary technology for business problem solving — JDA’s focus has been more on scalability where as i2’s focus has been on business process configurability.
4. How will this pending acquisition improve JDA’s revenue/growth potential?
i2’s more than 400 customers, 130 of which have both i2 and JDA solutions, join JDA’s pre-acquisition customer base of more than 5,700 manufacturers, wholesaler-distributors, retailers and service companies.

JDA expects to boost revenues in these areas by:
•	Winning more deals by offering a more complete and compelling product suite throughout the supply chain

•	Increasing sales of i2 products by eliminating concerns about i2’s corporate strategic direction

•	Benefiting from significant recurring revenues with nearly $300 million of recurring subscription fees and annual maintenance revenue (based on each company’s latest fiscal year results)

•	Benefiting from consolidated administration functions
5. Why did the i2 Board of Directors decide to sell the company?
In November 2007 the i2 Board of Directors announced the formation of a Strategic Review Committee to consider and evaluate various strategic options to enhance i2 stockholder value. In May 2008, the Strategic Review Committee publicly outlined three recommendations: the outright sale of i2, growth through a merger or other transaction, or operating in a standalone scenario. After discussions with many potential participants, the Board of Directors determined that a definitive merger with JDA would deliver the greatest value to i2 stakeholders.

In an industry that continues to consolidate, scale and financial strength matter.
The acquisition of i2 by JDA offers i2 customers additional products and services, an opportunity to accelerate the expansion of i2’s managed service business, geographic expansion in regions of the world where i2 has less presence, additional flexibility to aggressively pursue monetization of i2’s IP portfolio, and the ability to gain efficiencies through the consolidation of administrative functions, utilization of existing deferred tax assets and the ability to add experienced sales, service and product talent.
6. How will customers benefit from the combined company?
JDA plans to build on both companies’ track record of delivering proven results and speed to value as it serves the companies’ combined base of more than 6,000 manufacturers, wholesaler-distributors, transportation providers, retailers and service companies. We believe the combined solution suite will deliver excellence in supply chain planning and execution, and continuous optimization. Here’s a preview:
•	JDA’s investment in product development will be enhanced with a continued focus on the significant profit drivers for consumer-driven companies: inventory, pricing, labor and transportation. With this increased focus and investment, JDA can better position users to

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more efficiently and intelligently meet and anticipate the dynamic and demand-driven requirements of their customers to fully realize revenue and profit goals.
•	JDA’s next-generation Demand Management solution will combine advanced optimization, leading technologies and proven capabilities from both the JDA and i2 solution suites to enable these outcomes:
o	Better demand intelligence
–	Visibility and insight, predictability, responsiveness, better decision making
o	Better customer service
–	Right product, right place, right price, right time
o	Better profitability
–	Decreased transportation costs

–	Decreased investment in inventory

–	Increased production efficiency
o	Better margins
–	Price optimization

–	Promotion optimization
o	Better demand chain collaboration
–	Synchronized and aligned decision making
SECTION 2: Transaction Terms
1. What are the terms of the transaction?
JDA will acquire i2 for an enterprise value of approximately $346 million in cash. In addition to both companies’ existing cash at closing, JDA has received a commitment from Credit Suisse and Credit Suisse Securities (USA) LLC, Wachovia Bank, National Association and Wachovia Capital Markets, LLC (“Wachovia”) to provide up to $450 million of debt financing to complete the i2 acquisition, including $425 million in term loans and a $25 million revolving credit facility on customary terms and conditions. JDA will use the debt financing, net of issuance costs, together with the companies’ combined cash balances at closing, to fund the cash obligations under the merger agreement and related transaction expenses, to repay i2’s convertible debt, to refinance JDA’s existing debt and revolving credit facilities and to provide cash for the combined companies’ ongoing working capital and general corporate needs.

The following table summarizes the estimated cash to be expended to acquire i2 excluding direct costs of the acquisition:

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FAQs: JDA’s Pending Acquisition of i2

In millions
Cash paid to common equity holders ($14.86/share)	$343
Cash paid to convertible preferred holders	118

Total equity payments	461
Cash paid to retire convertible debt	107

Total cash to equity holders and to retire debt	568
Less estimated assumed cash balances	(222)

Enterprise value	$346

Direct costs of the acquisition are currently estimated to be $45 million and include OID and debt issuance costs, investment banker fees, legal costs and change-in-control payments.

Consistent with JDA’s strategy following the Manugistics acquisition in 2006, JDA will use its substantially expanded cash flow from operations to reduce this debt as quickly as possible.

Consummation of the merger, which is expected to close in the fourth quarter 2008, is subject to several closing conditions, including the approval and adoption of the merger agreement by i2’s stockholders, the amendment of i2’s convertible note indenture, expiration or termination of the applicable Hart-Scott-Rodino waiting periods, and other regulatory and customary conditions.

Citi acted as exclusive financial advisor to JDA and DLA Piper acted as JDA’s legal counsel. J.P. Morgan Securities Inc. acted as exclusive financial advisor to i2 and Munsch Hardt Kopf & Harr, P.C. acted as i2’s legal counsel.

(Note: The Hart-Scott-Rodino Antitrust Improvements Act of 1976 states that before certain mergers, tender offers or other acquisition transactions close, certain companies must file specific paperwork that will allow regulatory agencies to assess whether a proposed transaction violates the antitrust laws of the U.S.).
2. Why did JDA take on debt to acquire i2?
JDA will finance this transformative transaction by incurring a moderate amount of debt. Under the circumstances, JDA believes this is the best approach, minimizing equity dilution and maximizing shareholder value. After significant due diligence, Credit Suisse and Wachovia have committed to finance this transaction. JDA has earned their confidence based upon fundamentals of the combined company and its proven ability to generate cash from operations.
SECTION 3: Initial Plans for the Combined Product Offering
1. How will the product direction be determined under the combined company?
Organizational details will be announced after the completion of further due diligence, analysis and the closing of the acquisition. The two companies share a long history of actively addressing real-world customer requirements. Both JDA and i2 formally call upon Advisory Boards, Users Groups and Special Interest Groups, and key customer input through a formal Product Management requirements process to gain relevant insight regarding how to better innovate, serve and support their customers and the market. Both companies share a

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FAQs: JDA’s Pending Acquisition of i2
commitment to continually delivering added value to customers through product enhancements and new innovative solutions.
2.	How will JDA bring together products developed on different platforms?

Details will be provided after the completion of due diligence, analysis from both teams and the closing of the acquisition, but the respective companies’ technology and strategies are very compatible. The technical synergy is anticipated to be more easily leveraged over previous acquisitions.
3.	How will i2 products align within the JDA suite of solutions?

JDA plans to continue to deliver market-leading innovation in supply chain planning and execution optimization solutions for manufacturers, wholesaler-distributors, transportation providers, retailers and targeted services industries by adding strategic new applications and strengthening existing ones with i2’s products and technology and those offered by JDA. JDA has been focused on retail, consumer goods and process manufacturing as well as specific services industries while i2 has been traditionally focused on servicing discrete manufacturing (electronics, high-tech, automotive, industrial, etc.) and transportation providers, and more recently has gained momentum in the retail market.
4.	Will JDA retain the i2 product brand?

Yes. JDA recognizes that the i2 brand is highly recognized and valued in the market. JDA plans to appropriately maintain the brand and leverage its strength with customers throughout the supply chain and in particular with discrete manufacturers, including electronics, high-tech, automotive, industrial and transportation providers.

Retaining the i2 brand is consistent with JDA’s past practice that has proven successful with other acquisitions, including Manugistics, E3, Intactix and Arthur, just to name a few.
5.	I’m an i2 customer. Will JDA still support the i2 products I use after the acquisition closes?

JDA’s long-standing tradition is growth through acquisitions. With these acquisitions (10 in the past 10 years), JDA has gained the knowledge and reputation within the industry of not only supporting the solutions it acquires but enhancing those solutions to create more value for its customers.
•	JDA’s plan, strategy and track record is that it will develop a go-forward roadmap and path for both the JDA and i2 solutions that best serves its customers.

•	The JDA and i2 platforms have common technical foundations and complementary capabilities. Where JDA’s focus has been scalability, i2 has focused on application and integration services on the i2 Agile Business Process Platform (ABPP) and core data.

•	Aligning these synergies will enable JDA to innovate faster, be even more flexible and focus on the solutions that will allow customers to further leverage their software investments.

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SECTION 4: Next Steps Until the Acquisition Closes
1.	What are the next steps between the announcement date of August 11, 2008 and the close of the acquisition, expected to be in the fourth quarter 2008?

JDA and i2 believe the pending transaction will deliver many benefits to the companies’ combined customers, stockholders and employees. Both companies share a commitment to work through the transitional details and any inevitable issues as efficiently and with as minimal disruption as possible. Teams from JDA and i2 will meet to develop transition plans for the newly combined company.

During the period prior to close, both companies will continue to operate in a “business as usual” mode, managing daily priorities and remaining focused on the needs of their respective customers and prospects.

2.	Will JDA or i2 speak about additional detail around this pending acquisition?

JDA and i2 will maintain a “quiet period” until i2 has had its shareholder meeting to vote on this merger. This process could take 2-3 months. Until we are out of the quiet period, the only information available is from documents filed with the SEC and those posted on our public online resource page of our web site at http://www.jda.com/i2-acquisition.asp.

3.	Can another company bid for i2?

JDA signed a binding, definitive merger agreement with i2 on August 10, 2008. There is always the chance that another company may make a superior offer while the acquisition is still pending and that i2’s Board may decide to accept that superior offer. Additionally, the stockholders of i2 may decide not to approve the transaction.
SECTION 5: FAQs Specifically for Employees
1.	How will this acquisition benefit employees?

JDA values the deep intellectual capital of the two companies’ employees. JDA looks forward to bringing together the industry’s best minds in a stimulating work environment to ensure the ongoing innovation and enhancement to one of the industry’s most powerful combined solution suites. The combined company will:
•	Provide employees with the opportunity to work for a larger company with significantly increased earnings capacity and the financial wherewithal to maintain a competitive compensation and benefits environment

•	Create expanded opportunities throughout the company that enables employees to open new doors for career growth by taking on leadership roles and expanding skills across the entire supply and demand chain

•	Provide opportunity to gain new expertise or maximize current abilities with recognized industry-leading technologies and best practices

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•	Increased opportunities to innovate and utilize creativity
2.	What can employees expect until the acquisition is closed?

It is expected that JDA’s acquisition of i2 will close in the fourth quarter of 2008. Until the pending acquisition receives all of the necessary approvals and is closed, employees’ work should be performed “business as usual.” All employees should stay focused on meeting deadlines, customer commitments and daily responsibilities, under normal management.

The best thing that employees can do to support this transaction is to maintain the healthy and profitable operation of each company’s respective business prior to the final close of the transaction.

After closing, JDA feels confident that a detailed and thorough integration plan will be rapidly and successfully executed.

3.	Which i2 management will join JDA’s executive leadership team?

JDA has an established practice of incorporating management team members from companies it has acquired into its management team. While it is expected that a number of i2 executives will pursue other opportunities after the acquisition closes, JDA hopes to retain and expects to welcome a significant percentage of i2’s current management team to roles in the newly combined company.

4.	Where will the Corporate Headquarters be located?

The combined company will be headquartered in Scottsdale, AZ at JDA’s current world headquarters. JDA plans to continue operating i2’s corporate office in Dallas, TX.

In several of the cities that i2 has a branch office, JDA also has an office. For example, there is both a JDA and an i2 branch office operating in these major geographies: Australia, Japan, France, China, Spain, India and the United Kingdom.

To reduce costs while ensuring the best ongoing service to customers, JDA expects to combine some of these branch operations in the United States and internationally after the deal closes. JDA will give appropriate notice to employees who are impacted by office consolidation.

5.	What impact will i2’s operation in Bangalore, India, have on JDA’s Center of Excellence in Hyderabad?

i2 has successfully operated its own Center of Excellence in Bangalore for many years, providing first-class development, support and services to its customers worldwide. JDA expects that it will be able to leverage that experience and to learn from employees in Bangalore as it continues to grow the Center of Excellence in Hyderabad. JDA fully expects to continue to operate both facilities and to maximize the opportunities for knowledge sharing between the operations.

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FAQs: JDA’s Pending Acquisition of i2
6.	How many employees does i2 and JDA have worldwide?

i2 currently has approximately 1,300 employees worldwide. The largest concentrations of employees are in Bangalore, India (approximately 585) and Dallas, TX (approximately 330). The remainder of i2’s employees are located in various office locations throughout North America, EMEA and Asia-Pacific.

JDA currently has just over 1,700 employees worldwide. The largest concentrations of employees are in Scottsdale, AZ; Hyderabad, India; Rockville, MD; Atlanta GA, and Bracknell, England. The remainder of JDA employees are located in various office locations throughout the Americas, EMEA and Asia-Pacific.

7.	Will there be changes in the workforce post acquisition?

Yes. As quickly as possible after the acquisition closes, i2 employees will be notified of their position in the new organization. JDA has a track record of successfully integrating sophisticated enterprise software companies and has found that the best practice is to combine departments into one operating unit soon after the deal closes to achieve synergies from the combined organization. As a result some duplicated positions will be eliminated.

8.	Will any JDA employees be reduced as a result of the acquisition?

JDA will seek to retain those employees from either company who are best qualified for the positions that will be available after the synergies for the combined organization are identified. As a result, certain JDA employees may be subject to reduction.

9.	Will there be severance for employees who are not retained?

JDA plans to announce decisions regarding the long-term retention of employees and roles after the acquisition closes. JDA’s current severance practices will be applied to any employees displaced by the acquisition after the close of the transaction. JDA will give all displaced employees credit for their service to the company in calculating their severance entitlement.

10.	Will compensation and benefits change for i2 employees?

There will be no adjustments made to Base Compensation or On-Target Earnings (OTE) for i2 employees between now and the date the acquisition closes. JDA expects that i2 employees’ existing compensation packages will carry forward for a certain period of time immediately following the acquisition, with a goal of harmonizing the compensation program across the combined company. JDA’s compensation plan normally includes a base salary, an incentive compensation component and a limited participation equity program. JDA also has a broad-based benefits program, including an Employee Stock Purchase Plan (ESPP).

JDA regularly reviews market conditions and incentive practices to maintain market competitiveness. This practice will continue under the combined organization.

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FAQs: JDA’s Pending Acquisition of i2
11.	What happens to i2 stock options, performance shares and units, restricted stock units and restricted stock awards that had been previously granted to i2 employees?

All i2 stock options, performance shares and units, restricted stock units and restricted stock awards will be vested in full immediately upon the closure of the deal, which is expected to close in the fourth quarter of 2008. Stock options with an exercise price that is greater than the purchase price per share at the day of close will be cancelled. Those holders of stock options that have an exercise price less than the $14.86 purchase price per share will be entitled to receive in cash the difference between $14.86 and the exercise price per share at the closing of the merger. Those holders of restricted stock awards will be entitled to receive $14.86 per share at the closing of the merger. The amounts paid will be reduced by applicable withholding taxes.

12.	Will i2 employees be required to relocate?

JDA will look at the total combined organization, post-closing, to determine where there is a need for centralized operations. JDA expects to have open positions in several offices around the world. These opportunities will be available for consideration to all associates in the newly combined company.

13.	Do JDA and i2 have similar corporate cultures?

Yes, both companies share many common attributes: the hiring of the brightest domain and industry experts possible; a focus on customers; a focus on developing innovative solutions for vertical supply chain challenges and employees that are highly driven with a desire to succeed.

JDA’s Guiding Principles:

JDA’s corporate culture is one that is customer focused and performance-driven. We seek to achieve excellence in all that we do and we recognize that our customers and our associates are responsible for our success. We are driven by our Guiding Principles, which are: Empowered, Effective, Excellent.
•	We are Empowered to do what is right for JDA.

•	We are Effective when we work as a team and act with integrity.

•	We are Excellent when we are innovative, challenge each other and recognize our success.
i2 Core Values:
•	We are passionate about making our customers outrageously successful.

•	We achieve winning results with integrity, teamwork and accountability.

•	We hire, develop and excite the best and brightest people.

•	We champion high value and practical innovation.
14.	JDA employees are known as Associates. What are the advantages of being a JDA Associate?

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FAQs: JDA’s Pending Acquisition of i2
An Exciting Future at JDA

JDA is an exciting place to work. Acquisitions such as this one enable us to extend our leadership position in the global market. Because JDA is publicly held, you’ll continue to have access to your company’s financial information and investor presentations to stay on top of all relevant information. With our ever-expanding solution suite, you’ll have new advancement opportunities in consulting services, customer support, education and training, product development, marketing, sales and more.

The Business Management Institute: Helping You Succeed

To develop, implement, support and market the world’s best software, takes the world’s best associates. That’s why JDA established the Business Management Institute (BMI). In addition to educating our customers and business partners, BMI can help you gain the necessary skills to advance your career at JDA. We encourage you to learn more at www.jda.com/Education.asp and www.jdalearn.com.

JDAPerform: Our Performance Management Business Model

JDAPerform is a comprehensive Performance Management business model that reflects JDA’s active dedication to attracting and retaining world-class associates. The model flows from JDA’s vision, mission and guiding principles. It defines performance processes that allow JDA to measure, manage, develop and reward associate performance in support of JDA’s goals. JDAPerform reflects a customer-centric way of looking at how associates work, based upon the concept of roles and competencies.

JDA Performer: Recognizing JDA’s Associates

JDA Performer is a peer-to-peer recognition process that encourages the recognition of JDA associates by their peers, as well as the customers that we serve. Associates receive public acknowledgment of their extraordinary contribution and have the chance to receive cash awards and an opportunity to contribute to a charity of their choice. Through the JDA Performer process, associates are encouraged to recognize their fellow associates when they go above and beyond and to contribute to the communities in which we operate.

15.	When will we get definitive answers on possible changes to our benefit plans including insurance, 401(k), vacation and everything else potentially affected by the pending acquisition?

Specific details will be provided as soon as possible after the close. Our companies have similar benefits programs. In fact, JDA’s insurance carrier is the same as i2’s—United Healthcare—which should provide for a smooth transition. No changes will be made prior to the merger taking place.

16.	I am a foreign national and currently working on a visa. How will this acquisition affect my status?

As soon as practical, i2 Human Resources team members will connect with the team that manages immigration at JDA regarding each individual’s status. Currently, no action is required from you. We will keep you informed of anything that impacts your visa status.

17.	Will I continue to receive my sales bonuses and/or commission?

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FAQs: JDA’s Pending Acquisition of i2
Current plans for bonuses and commissions are not affected by the announced transaction and, to the extent that the bonuses become payable, they will be paid in accordance with the terms of the existing plan.

18.	Will the 2008 i2 MICP bonus be paid?

Those participants of the MICP will receive a pro rata payout at the time of the merger. The payouts will be based on actual financial results of the company for the Corporate Wide Performance Factor (CWPF) portion of the bonus (pro-forma profitability, cash flow from operations and total bookings). The MBO portion of the bonus will be paid at 100% of the target. This pro rata bonus will be calculated based on the number of days from January 1, 2008 until the merger close date, divided by 365.
SECTION 6: Specific Communication Protocol Guidelines and Restrictions
1.	What is the Quiet Period for the pending acquisition?
The quiet period for the pending i2 acquisition is currently in effect and will last until i2 has had its shareholder meeting to vote on this merger. According to the attorneys, this process could take another two to three months. We will inform you when the quiet period has ended. The bottom line is that individuals from both companies must follow these rules until told otherwise.
2.	What are the guidelines surrounding the Quiet Period?
The attorneys have advised that most companies in a quiet period — because of a pending acquisition - severely limit their written communication on the pending acquisition until i2 has had its shareholder meeting to vote on this merger and we have informed you of the termination of the quiet period. Most companies only make public the press release, external frequently asked questions and replay of the analyst conference call, including i2’s filing of its proxy statement with the SEC in connection with its solicitation of shareholder approval of the transaction Associates MAY NOT send out any other documents pertaining to the pending acquisition to any parties.
3.	What and how will JDA and i2 be communicating the pending acquisition to customers?
A letter will be sent from Hamish Brewer to JDA customers and from Dr. Pallab Chatterjee to i2 customers respectively, regarding the acquisition. Attached to the letter will be a copy of the acquisition announcement press release and the External FAQs, Customers are encouraged to visit each company’s respective web site for more details.
4.	Who are the appropriate JDA and i2 spokespeople that I should refer questions to?
The following JDA and i2 executives are the official spokespeople for this acquisition:

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FAQs: JDA’s Pending Acquisition of i2
•	Questions from Investors and Wall Street Analysts:
o	Kris Magnuson, EVP/CFO, JDA

o	Tom Ward, Director of Investor Relations, i2
•	Questions from Press:
o	KK Walker, Director of Communication, JDA

o	Beth Elkin, Senior Director of Marketing, i2
•	Questions from Customers and Industry Analysts:
o	Larry Ferrere, SVP Product Management and Chief Marketing Officer, JDA

o	Beth Elkin, Senior Director of Marketing, i2 (Customers)

o	Guy Courtin, Director of Analyst Relations, i2 (Industry Analysts)
•	Questions from Employees:
o	Brian Boylan, SVP of HR, JDA

o	Nancy Litzler, VP Human Resources, i2
SECTION 7: Talking Points for External Questions
When speaking to any external audiences about the pending acquisition, refer to the sample Q&A below. Do not deviate from these points or the above external FAQs as they have been legally reviewed. Other external documents you may refer to include the Press Release announcing the pending acquisition and the external portion of the FAQ document. If you have any questions, please contact Larry Ferrere (JDA) or Beth Elkin (i2).
JDA Software Group to Acquire i2 Technologies
Talking Points for Associates
Q — Why is JDA acquiring i2?
•	This is a very synergistic combination because it lines up with JDA Software’s strategic objectives to:
o	expand our strong leadership in supply chain solutions

o	extend our advanced optimization expertise — across a broader market and additional targeted constituents involved in the global supply chain

o	provide greater connectivity of all participants in the supply chain — from supplier to customer

o	offer additional solutions to drive greater value for our customers, and

o	provide JDA additional scale
Q — Isn’t there a lot of overlap with what i2 does and what JDA already offers in the market?
•	JDA’s established market leadership, beyond its retail industry roots, has been in the consumer goods, process manufacturing and transportation management (for shippers). i2 has long been regarded as one of the leading providers of advanced planning and optimization solutions to the discrete manufacturing market as well as the transportation industry (carriers and 3PLs as well as high volume shippers), and only recently has focused on expanding and building its capabilities in retail.

•	Actually, when you look deeper, there are tremendous synergies between the respective company’s solutions and technology as well as markets served. Over 130 companies already today use solutions from both JDA and i2.

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FAQs: JDA’s Pending Acquisition of i2
Q — What synergies and additional benefit does i2 bring to JDA?
•	i2’s supply chain planning and optimization solutions are more focused and successful in the discrete manufacturing markets, where JDA has been more focused on the process manufacturing and retail markets as well as specific services industries.

•	i2’s Transportation solutions complement JDA’s existing solutions by providing additional Transportation Modeling, Transportation Procurement and capabilities. i2 also serve the carrier and 3PL markets which JDA does not.

•	i2’s Transportation solutions are also available through subscription SaaS and managed service offerings — which JDA does not offer today — allowing us to more effectively compete with Nistivo/Sterling, TransPlace, and others.

•	i2 has predominantly been successful selling into the Tier 1 market. JDA has established a long and successful tradition of selling into both Tier 1 and Tier 2 markets. JDA expects to expand the sales of i2 products through the following:
o	cross sell both applicable JDA and i2 solutions to the more than 6000 existing customers

o	better penetrate the total addressable manufacturing, distribution and retail markets

o	leverage JDA’s success in Tier 2 for increased penetration and success for i2 solutions
•	This alignment translates into substantial synergies that will transform JDA’s earnings power over time and accelerate solution innovation in order for both company’s more than 6,000 customers to increase the value of their software investments.
Q — What synergies and additional benefit does JDA bring to i2?
•	JDA’s retail supply chain solutions dominate the retail industry and success in the process manufacturing industry, create an end-to-end reach when combined with i2’s strength in the discrete manufacturing industry and varied transportation solutions that compliment JDA’s proven transportation solutions.

•	JDA’s Enterprise Architecture is complementary to i2’s Business Process Platform with J2EE standards, relational database standards, multi-dimensional capabilities and extensible data models.

•	i2 has predominantly been successful selling into the Tier 1 market. JDA has established a long and successful tradition of selling into both Tier 1 and Tier 2 markets.

•	We anticipate this alignment to translate into substantial synergies that will transform JDA’s earnings power over time and accelerate solution innovation in order for both company’s more than 6,000 customers to increase the value of their software investments.

•	Today, over 130 customers worldwide have purchased both JDA and i2 products — approximately 40 in retail, over 90 in manufacturing and several in the services industries. We believe this is clear proof that we are simply bringing together what the market wants.
Q — Will JDA still support all the JDA and i2 products after the acquisition closes?
•	JDA has completed 10 acquisitions since 1998. With these acquisitions, JDA has gained the knowledge and reputation within the industry of not only supporting the solutions it acquires but enhancing those solutions to create more value for its customers.

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FAQs: JDA’s Pending Acquisition of i2
•	Roadmap plans for both the JDA and i2 solutions will be communicated to all customers following the completion of due diligence and analysis by both teams after a reasonable time following the closing of the acquisition.

•	In short, JDA’s plan, strategy and track record is that it will develop a path forward with the JDA and i2 solutions that best serves its customers.

•	Aligning both functional and technical synergies will enable JDA to innovate faster, be even more flexible, and focus on solutions that will allow customers to further leverage their software investments.

•	The JDA and i2 platforms have complementary technical capabilities that will be leveraged. JDA’s technical focus has been scalability. i2 technology focused has been on its Business Process Platform (BPP).

© 2008 JDA Software Group, Inc. All Rights Reserved.	August 11, 2008	Page 16

FAQs: JDA’s Pending Acquisition of i2
APPENDIX 1: About JDA Software (Pre Acquisition)

ABOUT JDA SOFTWARE	JDA® Software Group, Inc. (NASDAQ: JDAS) is focused on helping companies realize real supply chain and revenue management results – fast. JDA Software delivers integrated merchandising as well as supply chain and revenue management planning, execution, and optimization solutions for the consumer-driven supply chain and services industries. Through its industry leading solutions, leading manufacturers, distributors, retailers, and services companies around the world are growing their businesses with greater predictability and more profitably. For more information on JDA Software, visit www.jda.com or contact us at info@jda.com or call +1.800.479.7382.

YEAR FOUNDED	Jim Armstrong, JDA’s Chairman co-founded the U.S.-based JDA Software in 1985.

YEAR PUBLIC	In March 1996, JDA began trading on the NASDAQ stock exchange under symbol JDAS.

REVENUES	• $373.6 million for the 12-month period of January 1 through December 31, 2007

• $185.7 million for the 6-month period of January 1 through June 30, 2008

EMPLOYEES	More than 1,700 located worldwide

JDA SOLUTION OFFERINGS
•     Supply & Demand Optimization: Enable the management and optimization of supply and demand chain convergence into the Customer-Driven Value Chain – from strategic network design, to operational planning, to tactical event detection and resolution. JDA’s Supply & Demand Optimization solutions drive reduced operational costs and increased top line revenues by consolidating and integrating functionality that supports planning; assortment and category management; demand forecasting; allocation and replenishment; advertising, promotion and trade funds management; price and promotion optimization; and manufacturing planning and scheduling across the value chain.

•     Revenue Management: Provides demand management and pricing and optimized revenue management for the travel, transportation, hospitality and media industries, in which products are perishable and optimizing utilization is critical.

•     Contract Manufacturing: Designed to improve throughput by leveraging and focusing organizational agility and lean operations, providing a complete plant operations and accounting system foundation for companies that manufacture or remanufacture sophisticated equipment.

•     Merchandise Operations: Manages inventory, a company’s largest asset and costliest investment, and the movement of merchandise through the Customer-Driven Value Chain – including buying and receiving, counting, returning to vendor, transferring between location, and customer sales and returns – driving profitable replenishment and optimizing the merchandise management process.

•     Store Systems: Provides multi-channel value chain and enterprise visibility, and empowers operational teams to speed transactions at the point of sale, handle back office duties, decrease labor management costs and drive customer loyalty programs. Enables a company to operate like a finely tuned chain while executing at the store level.

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FAQs: JDA’s Pending Acquisition of i2

•    Transportation & Logistics Management: Optimally plans and executes the strategic, operational and tactical components that support the movement of goods and ensures that the products arrive at the customer site on-time and on-budget. Integrates transportation and logistics functions to create a global command and control center for all transportation activities.

• Performance Management: Provides a common user experience and navigation as well as workflow enablement, guided analysis and advanced analytics to deliver a truly integrated solution.

•     Enterprise Architecture: Delivers unrivaled performance and scalability using a common platform for true value chain optimization. Industry-leading grid computing framework with fault-tolerant architecture ensures data is always ready to go, drives alignment across JDA solutions and simplifies deployment and administration to improve competitive edge while lowering total cost of ownership.

•     Services, Support and Education: Provides world-class implementation and strategic consulting services; 24/7 customer support; plus strategic, functional, technical and developer education offered in the classroom and via the Internet.

EXECUTIVE & SENIOR MANAGEMENT TEAM
•     Hamish Brewer, Chief Executive Officer
•     Kristen L. Magnuson, Executive Vice President and Chief Financial Officer
•     Christopher J. Koziol, Chief Operating Officer
•     Philip Boland, Senior Vice President, Worldwide Consulting Services
•     Brian Boylan, Senior Vice President, Human Resources
•     G. Michael Bridge, Senior Vice President, General Counsel
•     Arnaud Decarsin, Regional Vice President, Sales, Europe, Middle East & Africa Operations
•     Tom Dziersk, Senior Vice President, Americas
•     Larry Ferrere, Senior Vice President, Product Management and Chief Marketing Officer
•     David Johnston, Senior Vice President, Supply Chain
•     David King, Senior Vice President, Product Development
•     Stephen McNulty, Regional Vice President, Asia Pacific Operations
•     Chris Moore, Senior Vice President, Client Support Services
•     Wayne Usie, Senior Vice President, Retail

OUR CUSTOMERS	Over 5,700 manufacturing, wholesale distribution, retail and service industry customers in 60 countries; with revenues ranging from $100 million to multi-billion dollars.

HEADQUARTERS & OFFICES	Headquarters 14400 N. 87th Street, Scottsdale, AZ 85260-3649, Tel: 480-308-3000 U.S. Offices, Total: 10 – Rockville, MD; Andover, MA; Ann Arbor, MI; Atlanta, GA; Bentonville, AR; Chicago, IL; Dallas, TX; Parsippany, NJ; San Jose, CA; Calabasas, CA. International Offices, Total: 23 – Major cities in Australia, Brazil, Canada, Chile, France, India, Italy, Japan, Malaysia, Mexico, Norway, People’s Republic of China, Singapore, Spain and UK.

© 2008 JDA Software Group, Inc. All Rights Reserved	August 11, 2008	Page 18

FAQs: JDA’s Pending Acquisition of i2
APPENDIX 2: About i2 (Pre Acquisition)

ABOUT i2 TECHNOLOGIES	Throughout its 20-year history of innovation and value delivery, i2 has dedicated itself to building successful customer partnerships. As a full-service supply chain company, i2 is uniquely positioned to help its clients achieve world-class business results through a combination of consulting, technology, and managed services. i2 solutions are pervasive in a wide cross-section of industries; 21 of the AMR Research Top 25 Global Supply Chains belong to i2 customers. Learn more at www.i2.com.

YEAR FOUNDED	Sanjiv Sidhu, i2’s Chairman Emeritus, founded i2 in 1988.

YEAR PUBLIC	On April 26, 1996 i2 began trading on the NASDAQ Stock Exchange under the symbol ITWO.

REVENUES	• $260.3 million for the 12-month period of January 1 through December 31, 2007

• $127.3 million for the 6-month period of January 1 through June 30, 2008

EMPLOYEES	1,300

i2 APPLICATIONS (please refer to i2.com for more detail)	i2 solutions are geared toward solving customers’ specific business objectives. Each one of i2’s solutions is built upon industry best practices and leverages the knowledge of years of experience with thousands of implementations. i2 solutions integrate with data, processes, and systems belonging to suppliers, customers, distributors, carriers, partners and contract manufacturers.

The i2 solution footprint covers the key capabilities of Demand and Supply Planning, Transportation and Distribution Management, Retail Planning Solutions, Execution, Collaboration and Visibility, and Supplier Relationship Management. Each of these solutions provides deep functional capabilities combined with industry- leading best practices to enable high value business solutions.

But how do companies put these solutions into action in the unpredictable modern business landscape? The i2 Agile Business Platform, a unique service-oriented architecture, is designed specifically to meet the requirements of the new generation of supply chain management. The platform includes a technology layer of services such as XML data modeling, a business process workflow engine, and a business programming language.

In addition there is a layer of core business functionality that provides capabilities such as plan management, execution management, visibility, and collaboration. A company can simply “plug in” its existing i2 products into the platform to provide and extract critical data to make more informed decisions. The platform also accepts input from legacy and ERP applications.

Using workflows—easy-to-use programming capabilities based on i2’s industry domain expertise—i2 customers are able to leverage the power of the i2 Agile Business Process Platform to automate solutions.

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FAQs: JDA’s Pending Acquisition of i2

i2 CUSTOMERS	• More than 500

SENIOR MANAGEMENT TEAM	• Dr. Pallab Chatterjee, Chief Executive Officer

• Michael Berry, Executive Vice President & Chief Financial Officer

• Hiten D. Varia, Executive Vice President, Global Customer Operations & Chief Customer Officer

• Steve Estrada, Senior Vice President and Chief Marketing Officer

• John Harvey, Senior Vice President, General Counsel and Corporate Secretary

• Surku Sinnadurai, Chief Information Officer & Managing Director i2 India

• Aditya Srivastava, Chief Technology Officer & Senior Vice President, Research & Development

HEADQUARTERS & OFFICES	i2 headquarters is located at One i2 Place, 11701 Luna Road, Dallas, Texas 75234. The Company has offices in North America, Europe and Asia Pacific.

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FAQs: JDA’s Pending Acquisition of i2
APPENDIX 3: LEGAL LEGENDS
“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995
These Frequently Asked Questions contain forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained herein include statements about the consummation of the pending merger of JDA Software Group, Inc. (“JDA”) and i2 Technologies, Inc.(“i2”), future financial and operating results of the combined company and benefits of the pending merger. Factors that could cause actual results to differ materially from those described herein include: (a) JDA’s ability to leverage the i2 products to enable it to further expand its position in the supply chain market; (b) JDA’s ability to successfully integrate and market the i2 products; (c) JDA’s and i2’ ability to obtain regulatory approvals; and (d) JDA’s and i2’ assumptions regarding the future financial and operating results of the combined company if JDA and i2 successfully complete the merger. Additional information relating to the uncertainty affecting the businesses of JDA and i2 as well as certain risk associated with the pending merger between JDA and i2 are contained in the respective filings with the SEC, including the Proxy Statement referred to below. Neither JDA nor i2 is under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.
In addition to the specific risks identified in the preceding paragraph, mergers involve a number of special risks, including diversion of management’s attention to the assimilation of the technology and personnel of acquired businesses, costs related to the merger, the integration of acquired products, technologies and employees into JDA’s business and product offerings, and the risk that the merger is not consummated. Achieving the anticipated benefits of the pending merger will depend, in part, upon whether the integration of the acquired products, technology, or employees is accomplished in an efficient and effective manner, and there can be no assurance that this will occur. The difficulties of such integration may be increased by the necessity of coordinating geographically disparate organizations, the complexity of the technologies being integrated, and the necessity of integrating personnel with disparate business backgrounds and combining different corporate cultures. The inability of management to successfully integrate the business of the two companies, and any related diversion of management’s attention, could have a material adverse effect on the combined company’s business, operating results and financial condition.
Caution Required by Certain SEC Rules
In connection with the proposed transaction, i2 has agreed to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a Proxy Statement soliciting approval for the proposed transaction. The Proxy Statement will contain important information about the proposed transaction and related matters. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The Proxy Statement will be mailed to the stockholders of i2. Investors and security holders may obtain free copies of this document (when it is available) and other documents filed with the SEC at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by going to i2’s Investor Relations page on its corporate website at www.i2.com/investor or by directing a request to i2 at One i2 Place, 11701 Luna Road, Dallas, Texas 75234, Attention: Investor Relations (telephone: 469-357-1000).

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FAQs: JDA’s Pending Acquisition of i2
i2, and its respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from the stockholders of i2 in connection with the transaction described herein. Information regarding the special interests of i2’s directors and executive officers will be included in the Proxy Statement described above. Additional information regarding these directors and executive officers is also set forth in i2’s proxy statement for its 2008 Annual Meeting of Stockholders, which was filed with the SEC on April 28, 2008 and Annual Report on Form 10-K filed with the SEC on March 17, 2008. These documents are available free of charge at the SEC’s web site at www.sec.gov. i2’s filings are available free of charge on i2’s corporate website at www.i2.com/investor on its investor relations page or by telephone (469-357-1000).
JDA may be deemed to have participated in the solicitation of proxies from the stockholders of i2 in favor of the proposed transaction described herein. Information regarding JDA’s directors and executive officers is set forth in JDA’s proxy statement for its 2008 Annual Meeting of Stockholders, which was filed with the SEC on April 11, 2008 and Annual Report on Form 10-K filed with the SEC on March 14, 2008. These documents are available free of charge at the SEC’s website at www.sec.gov and on JDA’s corporate website at www.jda.com on its investor relations page.

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All Rights Reserved.